EXHIBIT 10.1

October 1, 2021

Millstone Medical Outsourcing, LLC

580 Commerce Drive

Fall River, MA 02720

Attn: Karl Neuberger

Cc: Tom Williams

RE: Dynatronics – Millstone Medical Master Service Agreement 90-day Termination

Mr. Neuberger:

Dynatronics desires to terminate the Master Service Agreement signed July 8, 2020 (“MSA”). Notwithstanding any other provisions of the MSA, the parties agree that this letter shall serve as a 90-day notice of said termination. Dynatronics will exit Millstone Medical’s Olive Branch facility by December 31, 2021, after which, the MSA will be cancelled, terminated, null and void.

Dynatronics agrees to continue to pay the monthly fees up to an including December 2021. Per Section 2c of the MSA, Dynatronics agrees to pay Millstone December’s fees within thirty (30) business days of the date of termination, and for the amount of any services performed up to the date of termination. Millstone agrees to continue service and aid in the transition to ensure a timely removal of Dynatronics’ products.

Signatures below acknowledge the mutual understanding of the transfer and exit as outlined above.

Dynatronics	Millstone Medical Outsourcing

/s/ John Krier	/s/Karl Neuberger

Its: President and CEO	Its: CEO
Date: October 1, 2021	Date: October 6, 2021